                                   EXHIBIT A

                                 LEASE BETWEEN



                        QUEBEC COURT JOINT VENTURE NO. 2
                   6312 S. Fiddler's Green Circle, Suite 350N
                           Englewood, Colorado 80111



                                    LANDLORD

                                      AND

                                     TENANT


                      Intelligent Advanced Systems, Inc.,
                             a Delaware corporation
                           Englewood, Colorado 80111



                                     Dated

                                  June 3, 1994

                                     INDEX
                                     -----

Paragraph                    CAPTION                                       Page
---------                    -------                                       ----
     Index                                                                     2

     Schedule of Exhibits                                                      3

 1.  Terms and Conditions                                                      4
 2.  Uses                                                                      5
 3.  Rent                                                                      5
 4.  Utilities                                                                 8
 5.  Building Services                                                         8
 6.  Insurance, Indemnity                                                      8
 7.  Waiver of Subrogation                                                     9
 8.  Repairs                                                                   9
 9.  Tenant's Property                                                         9
10.  Improvements and Alterations by Tenant                                    9
11.  Casualty                                                                 10
12.  Assignments, Letting and Subletting                                      10
13.  Liens                                                                    11
14.  Condemnation                                                             11
15.  Construction Conditions/Condition of Leased Premises                     11
16.  Occupancy, Lease Commencement Date                                       12
17.  Rules and Regulations                                                    12
18.  Parking                                                                  12
19.  Access                                                                   12
20.  Signs                                                                    12
21.  Tenant's Default                                                         12
22.  Removal of Property                                                      14
23.  Quiet Enjoyment, Inability to Perform                                    14
24.  Hold Over Tenancy                                                        15
25.  Attorneys' Fees                                                          15
26.  Amendment, Waiver                                                        15
27.  Notices                                                                  15
28.  Binding Effect, Gender                                                   16
29.  Addenda and Attachments                                                  16
30.  Limitation of Landlord's Liability/Indemnification                       16
31.  Landlord's Reserved Rights                                               16
32.  Offset Statement                                                         17
33.  Accord and Satisfaction                                                  17
34.  Severability                                                             17
35.  Subordination                                                            17
36.  Time                                                                     18
37.  Applicable Law                                                           18
38.  Broker's Indemnification                                                 18
39.  Options                                                                  18
40.  Security Deposit                                                         19
41.  Moving Carriers                                                          19
42.  Guarantee                                                                19
43.  Substitute Premises                                                      19
44.  Other                                                                    19
     Addendum No. I                                                           21

                              SCHEDULE OF EXHIBITS
                              --------------------

EXHIBIT A     Plan of Leased Premises

EXHIBIT B     Legal Description of Building
EXHIBIT B1    Parking Lot Exhibit At Quebec Court I
EXHIBIT B2    Parking Lot Exhibit At Quebec Court II

EXHIBIT C     Janitorial Services

EXHIBIT D     Lease Commencement Date Statement

EXHIBIT E     Rules and Regulations

EXHIBIT F     Subordination, Nondisturbance and Attornment Agreement

EXHIBIT G     Guarantee of Lease

EXHIBIT H     Work Letter

EXHIBIT I     ERISA Rider Clause

EXHIBIT J     Hutchinson & Associates Letter

EXHIBIT K     Compliance with Laws

                                     LEASE

        This Lease ("Lease") is made between Intelligent Advanced Systems, Inc., a Delaware corporation, whose address is 5700 S. Quebec Street, Suite 100, 200 & 300, Englewood, Colorado 80111, ("Tenant"), and QUEBEC COURT JOINT VENTURE NO. 2, 6312 S. Fiddler's Green Circle, Suite 350N, Englewood, Colorado 80111 (Landlord"), on the day set forth on the cover page of this Lease.

     1. TERMS AND CONDITIONS:

        A. "Leased Premises" shall mean the entire building (consisting of 3 floors) shown as such on EXHIBIT A attached hereto and made a part hereof, except for 7942 SF currently leased to Human Resource Company of Colorado ("HRCC") on the 3rd floor of the Building (see Exhibit A) which Landlord shall make available to Tenant, at Landlord's expense, on 4/1/95, and rent shall not commence until delivery of such space.

        B. "Building" shall mean the office building commonly known as Quebec Court I located at 5700 S. Quebec Street, Englewood, Colorado and the real property including the Building parking area (see Exhibit B1) on which it is located as described in EXHIBIT B attached hereto and made a part hereof.

        C. "Lease Commencement Date" shall mean August 1, 1994 or as may be adjusted pursuant to the terms of this Lease.

        D. "Lease Term" shall mean the period beginning on the Lease Commencement Date and ending on December 31, 2001, or as may be adjusted pursuant to the terms of this Lease. Any reference in this Lease to Lease Term or the words "during the term" or "the term" shall all be deemed to include any renewal period authorized under this Lease.

        E. "Rent" shall mean the following for the periods indicated:

           The monthly "Rent" shall include Rent, Building Operating Costs, together with other amounts payable by Tenant to Landlord under this Lease and shall be:

                                ANNUAL RENT
PERIOD            MONTHLY RENT  PER SQUARE FOOT  SQUARE FEET
------            ------------  ---------------  -----------
*8/1/94-12/31/94  $61,029.00    $6.00            122,058
*1/1/95-3/31/95   $106,800.75   $10.50           122,058
4/1/95-12/31/95   $113,750.00   $10.50           130,000**
1/1/96-12/31/96   $124,583.33   $11.50           130,000
1/1/97-12/31/97   $135,416.67   $12.50           130,000
1/1/98-12/31/98   $146,250.00   $13.50           130,000
1/1/99-12/31/99   $157,083.33   $14.50           130,000
1/1/00-12/31/00   $167,916.67   $15.50           130,000
1/1/01-12/31/01   $167,916.67   $15.50           130,000

*See Addendum
**Increased from 122,058 RSF to 130,000 RSF subject to delivery of ERCC space.

        F. "Tenant's Total Square Footage" shall mean approximately 122,058 Rentable Square Feet ("RSF") which is calculated by adding together the crosshatched areas shown on Exhibit A and Tenant's share of common areas of the Building prior to delivery of the HRCC space to Tenant, and thereafter 130,000 Rentable Square Feet which area shall exclude the entire fourth level currently occupied as a personal residence, "Total Building Square Footage" shall mean 130,000 rentable square feet ("RSF") which is calculated by adding together rentable square footage of the premises leased by all tenants in the building and the common areas of the Building and the "Tenant's Pro Rata Share" shall mean ninety three and nine tenths percent (93.9%) prior to delivery of the HRCC space to Tenant and thereafter one hundred percent (100.0%) (Tenant's
Total Square Footage divided by Total Building Square Footage). All measurements subject to verification by either party's architect of rentable areas in the Building shall be computed by measuring from the inside of "Permanent Outer Building Walls", hereinafter deemed to exclude from such measurement the thickness of any special surfacing materials such as paneling, furring strips, and carpet, or from the inside surface of the glass line where present to the inside of Permanent Outer Building Walls or the inside surface of the glass line where present less all vertical penetrations; the parties agree to use BOMA's ANSI Z65.1 1989 method of measurement. If such measurements are later discovered to be in conflict with the square footages stated above, this Lease shall be amended to provide for the actual square footages, and any covenants herein based upon ratios relating to such square footages shall likewise be modified.

        G. "Permitted Purpose" shall mean use of the Leased Premises for the following general office purposes: general office use.

        H. "The Broker of Record" shall mean CB Commercial Real Estate Group, Inc., as a dual agent.

        I. "Authorized Number of Parking Spaces" During the term of the Lease, including any renewal or extension, Tenant shall have the right, at no cost to Tenant, except as noted below to use 476 undesignated parking spaces in the building parking area, and at the time Tenant requires an additional 50 spaces, Tenant shall be permitted to use 50 in the adjacent Quebec Court II lot to the extent there is a cost to build the additional spaces at Quebec Court II, said cost shall be included in the Building Operating Costs. However, said cost shall be excluded from $.50/RSF/YR cap described in paragraph 3.B.

     2. USES

        A. Except as provided in Paragraph 21 below in case of Tenant's default, Tenant agrees to use the Leased Premises for the Permitted Purpose only, and for no other purpose. Tenant covenants to comply with all building, zoning, fire and other governmental laws, ordinances, regulations or rules applicable to the Leased Premises. Tenant shall not do or permit anything to be done in or about the Leased Premises, or bring or keep anything in the Leased Premises that may
(i) increase the fire and extended coverage insurance premium upon the Building;
(ii) injure the Building; or (iii) constitute waste or be a nuisance, public or private, or menace to tenants of adjoining premises or anyone else.

        B. Landlord represents that subject to the provisions of a work letter to be executed between the parties, a sample is attached hereto and made a part hereof as EXHIBIT H (the "Work Letter"), a Certificate of Occupancy for the Leased Premises shall be issued as of the Lease Commencement Date; provided, however, that in the event such Certificate of Occupancy is not issued as of the Lease Commencement Date, Tenant's sole remedy for the breach of such representation shall be the right to an abatement of the Rent, due hereunder, on a pro rated per diem basis equal to one day of Rent for each day following the scheduled Lease Commencement Date, for so long as such Certificate of Occupancy shall remain unissued, and in such event the actual Lease Commencement Date shall be deemed to be the date on which such Certificate of Occupancy is issued. No abatement of Rent shall be due, however, if the cause of the delay in issuance of the Certificate of Occupancy is due to the fault of the Tenant.

        C. Tenant agrees that it has determined to Tenant's satisfaction that the Leased Premises can be used for the Permitted Purpose. In the event the Leased Premises cannot be used for the Permitted Purpose at any time during the Lease Term, Landlord shall have the option to terminate this Lease or modify the Permitted Purpose. If Landlord fails to exercise such option, Tenant shall have the right to use the Leased Premises for any other remaining lawful purpose, for so long as the Leased Premises are then capable of accommodating such use.

        D. Tenant shall have a nonexclusive right with HRCC and the exclusive right after HRCC vacates the 3rd floor to use the exterior common areas, inclusive of parking areas, outside of the Building, and located on the real estate legally described on EXHIBIT B, in accordance with Landlord's reasonable rules and regulations, as described in Paragragh 17 below.

     3. RENT

        A. Tenant covenants and agrees to pay to Landlord during the term of this Lease, at the place specified by Landlord, the Rent, without deduction or setoff, due and payable in advance on the first day of each month; provided, however, Tenant shall be entitled to offset against the Rent any damages finally determined by an arbitration panel as hereinafter provided to have resulted from Landlord's breach of its obligations hereunder. Rent not paid by the fifth (5th) of the month shall be subject to a late charge of three percent (3%) of the amount due provided that the Landlord gives Tenant written notice that the rent is past due and payable and Tenant fails to make such payment to Landlord within five (5) days after receipt of Landlord's notice, however, Landlord shall not be required to give such notice more than once in any calendar year.

           Notwithstanding anything to the contrary contained in this Section, if, during the term of the Lease (i) Tenant has expended money to cure an alleged default by Landlord, and (ii) filed an arbitration proceeding for compensatory damages (excluding punitive damages) resulting from Tenant's cure of Landlord's alleged breach. Tenant shall be entitled to setoff against rent the amount for which such arbitration panel enters a final judgment in favor of Tenant, and only with respect to any compensatory damages (excluding punitive damages) awarded to Tenant. Solely for the purposes of determining whether Tenant is entitled to reimbursement of monies expended to cure an alleged default by Landlord, Landlord and Tenant acknowledge and agree that Tenant shall be entitled to seek binding arbitration of its alleged damages resulting from its expenditure of money to cure the alleged default. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The arbitration shall be held in the State of Colorado. The Federal Arbitration Act shall apply to the construction and interpretation of this paragraph. Judgement upon any award rendered by the majority vote of an arbitration panel of three may be entered into any court having jurisdiction.

If Tenant is ever required to pay taxes, utilities and/or janitorial expenses due to the failure of Landlord to pay such items as Landlord is obligated to do herein, Landlord and Tenant acknowledge and agree that Tenant shall have the right to offset against future rent such amount paid for taxes, utilities and/or janitorial expenses only if and when Tenant: (i) gives Landlord 30 days notice to cure the nonpayment or notify Tenant why Landlord has not made such payment (or such shorter period of the amounts are due in less than 30 days), (ii) gives Landlord 30 days to reimburse Tenant for the later's payment thereof, (iii) files an action with an arbitration panel as provided in the preceding paragraph, and (iv) allows a maximum of six months to transpire from its original notice to Landlord to await a final judgement from the arbitration panel. If the arbitration panel does not render a final judgement within such six-month period, Tenant shall then be able to offset against future rent any amounts that it has properly paid for taxes, utilities or janitorial expenses. The foregoing does not affect nor otherwise impair Landlord's right to refuse to pay such expenses if Landlord is properly protesting the amount of such charges, including without limitation, contesting the taxes assessed by the applicable taxing authority. In such an event, Landlord shall indemnify, defend and hold Tenant harmless from and against all loss, cost, damage and expense as a result of its dispute. If Tenant proceeds to pay such costs despite the pendency of such dispute, Tenant shall not have the right to bring an action with the arbitration panel as provided herein until such time as the dispute is resolved between the Landlord and the other party, and Tenant's ability to offset such payment (or the actual amount owed to the third party by Landlord if less than the amount of such payment) against future rent shall not ripen until such arbitration panel enters a final judgement in favor of Tenant.

B. In addition to Rent, Tenant shall pay Tenant's Pro Rata Share of "Building Operating Costs" in excess of $6.00 per rentable square foot. Building Operating Costs shall mean all reasonable expenses, costs and disbursements competitively priced, which Landlord shall pay or become obligated to pay because of or in connection with the maintenance, repair and operation of the Building, including, but not limited to, real estate taxes and assessments, use, sales, or any other taxes (except income taxes) based on rents, personal property taxes on personal property used in the operation of the Building; Landlord's insurance, as described in Paragraph 6 below; utilities not separately metered to individual tenants; costs of leasing or amortization of energy reduction devices and systems, except those included in the initial building specifications; maintenance; repairs, redecorating of common areas; costs of roof renovation (which shall be amortized over its expected life); janitorial service; operating supplies; property management; Building Services; snow removal; landscaping; costs of leasing or amortizing plants, shrubs, trees, or flowers, and normal maintenance thereof; costs of leasing or amortizing *wall hangings, *fixtures, *paintings and *statues, rubbish removal; tools and equipment used for the daily operation of the Building; air conditioning and heating, elevator repair and maintenance, resurfacing and restriping of parking areas; repair and replacement of car stops and signage; security; and wages, payroll taxes, welfare and disability benefits reasonably incurred in the operation of the Building. Building Operating Costs shall not include monies spent for income tax, accounting, interest, depreciation, or expenditures of a capital nature (except to the extent that such expenditures not to exceed $.50/RSF/YR ($65,000.00), based upon current RSF) on a **cumulative basis during the lease term, are required due to a change in law. If the expenditure results from a change in law, the Building Operating Costs shall include only that part of the expense attributable to each lease year based upon the following amortization schedule, which shall not be less than $.50/RSF/YR in those years in which there are enough expenses chargeable in such year:

Amount of Expenditure***                             Number of Years to Amortize
------------------------                             ---------------------------
$65,000.00 or less                                   One (1)

$ 65,000.01 to $130,000.00                           Two (2)
$130,000.01 to $195,000.00                           Three (3)
$195,000.01 to $260,000.00                           Four (4)
$260,000.01 to $325,000.00                           Five (5)
$325,000.01 to $390,000.00                           Six (6)
$390,000.01 to $455,000.00                           Seven (7)

     *** Assuming 130,000 RSF, subject to change over the lease term.

     For example, if in year two of the lease term, an expenditure due to a change in law is made in the amount of $150,000.00, Landlord shall include $65,000.00 in the Building Operating Costs in such second year; and $65,000.00 and $20,000.00 in each of the next two lease years, respectively. As an additional example, if in year five of the lease term such an expenditure is made in the amount of $500,000.00, Landlord shall include $100,000.00 in the lease year in which such expenditure is made, and $100,000.00 in each of the next four lease years (assuming Tenant exercises its renewal option).

Landlord and Tenant acknowledge and agree that notwithstanding anything to the contrary contained in this Section B., Tenant's maximum aggregate liability for such expenditures during the initial 7 years of the Lease Term shall be $455,000.00 ("Tenant's Contribution"). Any unused or unamortized portion of Tenant's Contribution shall carry forward into any renewal term of the Lease, if applicable, and the maximum liability for such during the renewal term of the Lease shall be $455,000.00 plus the unused or unamortized portion of the Tenant's Contribution from the initial term of the Lease.

*In no event shall the cost applicable to such wall hangings, fixtures, paintings and statues increase during the initial term or any renewal thereof.

     **For instance, if in the first year of the lease term, Landlord is not required to make any expenditures for a change in law, all .50/RSF/YR ($65,000.00) chargeable in such lease year shall be added to the $.50/RSF/YR chargeable in the second year of the lease term. Thus, making such chargeable expenditures equal to $1.00/RSF/YR ($130,000.00 assuming no change in RSF) in such second year.

     If Landlord or Tenant desire to make any expenditures that are reasonably anticipated to reduce Building Operating Costs, the parties may enter into any cost-sharing agreement with respect to such expenditure as they see fit at or prior to either party's incurrence of such expenditures.

              Real estate taxes also shall be deemed to include all of Landlord's expenses, including, but not limited to, attorney's fees incurred by Landlord in any effort to minimize such taxes, whether by contesting proposed increases in assessments or by any other means or procedures appropriate in the circumstances.

        C. Within one-hundred-twenty (120) days after the beginning of each calendar year, commencing on January 1 of the year following the year of the Lease Commencement Date, Landlord shall give Tenant a statement of Landlord's estimate of Building Operating Costs. Annually, after assessing past and estimated future operating costs data, Landlord may adjust the monthly operating cost payment provided for herein upward or downward to reflect more accurately the anticipated monthly costs. All payments due at least thirty (30) days after the revision notice shall be payable at the new rate and in twelve (12) equal monthly installments.

              As of the end of each calendar year, Landlord shall compute the actual costs of operating the Building for the previous twelve (12) month period (if the Building has been operating for less that 12 months, the cost of operating the Building for a year shall be determined by dividing the actual operating costs by the number of days of actual operation and multiplying by
365). Landlord shall deliver to Tenant notice of such cost and the amount due, if any, from Tenant as soon as reasonably practical. Tenant shall reimburse Landlord within thirty (30) days after notice of any deficiency between estimated operating costs and actual costs. In the event of overpayment by Tenant, Landlord shall apply the excess to the next successive installments of Rent due hereunder, including Rent due under any extensions of the Lease, unless there are no further Rent payments due from Tenant, in which case Landlord shall pay such excess to Tenant within ten (10) days of such notice from Landlord.

           Landlord shall, upon Tenant's written request, make available to Tenant or Tenant's Representative(s) a written accounting complete with receipts, invoices, service contracts, cancelled checks and other backup information reasonably requested by Tenant showing how Building Operating Costs were calculated for the Building for any year. In the event Tenant objects to the statement of Building Operating Costs for any year, Tenant and Landlord agree to cooperate in good faith to resolve any such objection. The foregoing notwithstanding, Tenant shall in no way be relieved of its obligation to pay Tenant's Pro Rata Share of Building Operating Costs as calculated by Landlord during the period in which it is cooperating with Landlord to resolve any objections as provided herein.

     4. UTILITIES:

        Landlord, in its name, shall, provide to the Leased Premises the following utility services: water, sewer, electricity, electrical metering and gas. Utility charges whether separately metered or not shall be treated as Building Operating Costs. Landlord does not warrant that any of the utility services will be free from interruption caused by Unavoidable Delay, as defined in Paragraph 23 below.

     5. BUILDING SERVICES:

        Landlord shall provide services to Tenant which are comparable to services provided at other first class suburban office buildings in southeast Denver. Landlord agrees to maintain all parking and exterior common areas, which maintenance shall include lighting, gardening, cleaning, sweeping, painting and window cleaning; and to provide for the Leased Premises and the Building such other services, as reasonably requested by Tenant from time to time on a reasonable billable basis including, but not limited to, air-cooling, heating and interior janitorial services, which interior janitorial services are listed on EXHIBIT C attached hereto and made a part hereof. Landlord shall maintain and repair the exterior of the Building, its structural portions and the roof. The services to be provided by Landlord according to this Paragraph 5 shall be deemed to be "Building Services". The cost of Building Services shall be considered a Building Operating Cost.

        Landlord shall not be liable in any event, nor shall Rent be abated, because of interruption of Building Services. The foregoing notwithstanding, if any interruption of Building Services causes the Leased Premises to be untenantable for a period of at least five (5) consecutive business days, Rent shall be abated proportionately.

     6. INSURANCE, INDEMNITY:

        The Landlord shall secure and maintain throughout the term of this Lease the following insurance coverage which Landlord deems reasonable, (the cost of which shall be a Building Operating Cost) in amounts and form within Landlord's reasonable discretion:

           (1) Fire insurance with extended coverage endorsements attached in the amount of the full insurable value of the Building;

           (2) Comprehensive public liability insurance (including bodily injury and property damage insurance) for the Building; and

           (3) Rental abatement insurance against abatement or loss of rent in case of fire or other casualty.

           Landlord may, but is not obligated to, purchase such other insurance customarily purchased, from time to time, by first-class office building owners and managers in the Denver, Colorado area and treat the cost thereof as a Building Operating Cost.

        B. Tenant shall, at its own expense, procure and maintain throughout the term of this Lease:

           (1) Comprehensive public liability insurance, without deductible, insuring Tenant's activities with respect to the Leased Premises against loss, damage or liability for personal injury or death, Landlord's damage to property or commercial loss occurring on or about the Leased Premises, in amounts no less than $1,000,000 combined single limit; and

           (2) Workmen's compensation insurance in at least the statutory amounts with respect to any work or other operation in or about the Leased Premises.

           Landlord and Landlord's mortgagee, if any, shall be named as additional insureds under such insurance and such insurance shall be primary and noncontributing with any insurance carried by Landlord. The liability insurance policy shall contain endorsements requiring thirty (30) days notice to Landlord prior to any cancellation or any reduction in amount of coverage. Tenant shall deliver to Landlord, as a condition precedent to taking occupancy of the Leased Premises, a Certificate or Certificates evidencing such insurance and including an appropriate waiver of subrogation clause, as described in Paragraph 7 below. Tenant, as a material part of the consideration be rendered to Landlord, hereby waive all claims against Landlord for injury to persons or property sustained by Tenant, its agents, employees, invitees, so long as such injuries are covered by Tenant's liability insurance.

        C. Except to the extent proceeds are paid from Landlord's insurance, Tenant shall indemnify and hold Landlord harmless from and against all demands, suits, fines, liabilities, losses, damages, costs and expenses (including legal expenses) which Landlord may incur or become liable for as a result of any breach by Tenant, its agents, employees, officers, contractors, invitees or licensees of the terms or covenants of this Lease.

     7. WAIVER OF SUBROGATION:

        Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any casualty loss or damage that may occur to the Premises, improvements to the building of which the Premises are a part, or personal property (building contents) within the building and/or Premises, for any reason regardless of cause or origin. Each party to this Lease agrees immediately after execution of this Lease to give each insurance company, which has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this paragraph, and if necessary, to have the insurance policies properly endorsed.

     8. REPAIRS:

        Except for Building Services provided by Landlord, Tenant agrees to maintain in a clean, orderly and sanitary condition, and keep in good repair, the interior of the Leased Premises, ordinary wear and tear and damage caused by Landlord excepted. Such maintenance and repair shall be at the sole cost of Tenant and shall include but not be limited to the maintenance and repair of floor covering, ceilings and walls, front and rear doors, and all interior glass on the Leased Premises. If Tenant fails to maintain or keep the Leased Premises in good repair and such failure continues for five (5) days after written notice from Landlord, Landlord may perform any such required maintenance and repairs and the cost therein shall be additional Rent payable by Tenant within ten (10) days of receipt of any invoice from Landlord.

     9. TENANT'S PROPERTY

        Furnishings, trade fixtures and moveable equipment, if any, paid for and installed by Tenant, shall be the property of Tenant, including but not limited to Tenant's phone system, computer systems and equipment. Any furnishings, trade fixtures and moveable equipment paid for by Landlord, shall be considered the property of Tenant, if Tenant has reimbursed Landlord for the cost of such property. On expiration of this Lease, if there is then no Event of Default, Tenant may remove any such property and shall remove any such property if directed by Landlord. Tenant shall repair and/or reimburse Landlord for the cost of repairing any damage resulting from removal of Tenant's property. If Tenant fails to remove such property as required under this Lease, Landlord may do so and Landlord shall not be liable for any loss or damage to the property of Tenant which may occur during Landlord's removal thereof.

     10. IMPROVEMENTS AND ALTERATIONS BY TENANT:

        Tenant may make such additional improvements or alterations to the Leased Premises which it may deem necessary or desirable, but only with Landlord's prior written approval (which approval shall not be unreasonably withheld). Any such improvements or alterations by Tenant shall be done, at Tenant's expense, by a licensed contractor approved by Landlord in conformity with plans and specifications reasonably approved by Landlord. All work performed shall be done in a good and workmanlike manner and with materials (which are specifically described in the specifications) of the quality and appearance comparable to those in the Building, and shall become the property of Landlord. Prior to the commencement of any work or delivery of any materials to the Leased

Premises, Tenant shall furnish Landlord, for its approval, copies of the following:

          (a) plans and specifications;

          (b) names and addresses of contractors;

          (c) copies of contracts;

          (d) necessary permits; and

          (e) such other items as may be reasonably requested by Landlord to protect itself in connection with the work.

     11. CASUALTY:

     If the Leased Premises or the Building are destroyed or damaged by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Landlord shall, except as provided below, proceed with reasonable diligence to rebuild and restore the Leased Premises, or such part thereof as may be destroyed or damaged, and during the period of such rebuilding and restoration, this Lease shall remain in full force and effect, and Rent shall be abated in the same ratio as the square footage in the portion of the Leased Premises rendered untenantable, if any, shall bear to the Total Square Footage of the Leased Premises. If Landlord shall reasonably determine that such destruction or damage cannot be rebuilt and restored within one hundred twenty
(120) days, it shall so notify Tenant within thirty (30) days after the occurrence of such damage or destruction. In such event, either Landlord or Tenant may, within twenty (20) days after such notice, terminate this Lease. If neither party terminates this Lease during such twenty (20) day period, this Lease shall remain in effect and Landlord shall diligently proceed to rebuild and restore the Leased Premises, and Rent shall abate as set forth above.

     Anything to the contrary notwithstanding, in the event the Leased Premises are rendered untenantable due to the fault or neglect of Tenant, its agents, employees, visitors or licensees, there shall be no abatement of Rent as provided above, except to the extent such loss of Rent shall be payable from the proceeds of the rental abatement insurance maintained by Landlord in accordance with Paragraph 6 above.

     12. ASSIGNMENT, LETTING AND SUBLETTING:

     A. Tenant, its legal representatives and successors in interest, shall not assign, let or sublet, or permit assigning, letting or subletting of this Lease, the Leased Premises or any part thereof, respectively without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Any approval of Landlord, unless specifically stated therein, shall not relieve Tenant from its obligations under this Lease.

     B. In addition to any other reasonable basis, Landlord shall be deemed to be reasonably withholding its consent to any such assignment, letting or subletting, if such assignment, letting or subletting would result in the assignment, leasing or subleasing of the Leased Premises to:

          (2) a party whose business is of a character which does not, in Landlord's opinion, comport with the character of the Building.

     C. If Tenant sublets the Leased Premises, one-half of any rent or other payment received by Tenant from a sublessee in excess of the Rent Tenant is obligated to pay to Landlord hereunder shall be paid to the Landlord as additional Rent.

     D. If Tenant wants to assign, let or sublet greater than 50% of the Leased Premises, Landlord has the right to cancel the Lease and take back the Premises. Landlord is not required to cancel the Lease and any obligations under the Lease prior to cancellation are still required to be performed or paid. Tenant shall have the right, without Landlord's prior written consent to assign or sublease all or any portion of the Premises to a subsidiary or affiliate of Tenant, including but not limited to a parent of Tenant or affiliates or subsidiaries of Tenant or parent. However, Tenant or its successors shall remain liable for the lease obligations.

     E. Tenant may mortgage or otherwise may encumber its leasehold interest, provided that such encumbrance shall not be deemed to be a consent by Landlord to the assignment of Tenant's rights or obligations hereunder. Tenant shall only be required to seek Landlord's prior written consent, which consent shall not be unreasonably withheld, if Tenant is securing its financing solely with its leasehold interest.

     13. LIENS:

     Tenant shall keep the Leased Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligation incurred by Tenant. In the event a lien is filed against Tenant, the Leased Premises or the Building on account of any work performed, materials furnished or obligations incurred by Tenant, at the written request of Landlord, Tenant shall post a bond, or other security reasonably satisfactory to Landlord, as protection against any expenses, cost or liability incurred by Landlord as a result of such lien. The bond shall be posted (or other security acceptable to Landlord shall be provided) within ten (10) business days of receipt of such written request by Landlord, or Landlord shall have the option to terminate this Lease in accordance with Paragraph 21 below.

     14. CONDEMNATION:

     If the whole or any part of the Leased Premises, excluding parking areas, shall be taken under power of eminent domain or like power, or sold under imminent threat thereof to any public authority or private entity having such power, this Lease shall terminate as to the part of the Leased Premises so taken or sold, effective as of the date possession is required to be delivered to such authority or entity. Rent for the remaining term shall be reduced in the proportion that the Total Square Footage of the Leased Premises is reduced by the taking. If a partial taking or sale of the Building or of the parking spaces on the Leased Premises (i) substantially reduces the area of the Building or reduces the parking spaces by more than five percent (5%) resulting in a substantial inability of Tenant to use the Leased Premises for the Permitted Purpose as determined by Tenant in its reasonable discretion, Tenant may terminate this Lease by notice to the Landlord within thirty (30) days after the Tenant receives a written notice of the portion to be taken or sold, to be effective one-hundred-eighty (180) days thereafter, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically for Tenants trade fixtures and relocation costs, provided such awards do not reduce Landlord's award. Nothing contained herein shall diminish Tenant's right to deal on its own behalf with the condemning authority.

Notwithstanding the foregoing, if there is alternate space on the Leased Premises to construct additional parking spaces or if there is parking available within a one thousand (1,000) feet distance from the Leased Premises which Landlord is able to secure on behalf of Tenant, Tenant shall not be allowed to terminate this lease if Landlord provides such alternative parking arrangements.

     15. CONSTRUCTION CONDITIONS/CONDITION OF LEASED PREMISES:

     A. Tenant, with Landlord's reasonable approval of the general contractor's and/or subcontractor's qualifications shall have the right to select the space planner, architect, engineers and general contractor and/or subcontractors whom Landlord utilizes to construct the improvements (the "Tenant Improvements") to the Leased Premises, pursuant to the Work Letter Agreement (hereinafter "Work Letter Agreement") executed by Landlord and Tenant [or subsequent work letters if Tenant exercises the option(s) to expand provided herein]. Tenant shall bear the expense of constructing the improvements, except for Article 6 of Addendum No. I which costs shall be at Landlord's sole cost and expense, as provided in the Work Letter Agreement and Tenant may use or may direct the Landlord to use the construction company of Tenant's choice for initial and future improvements. Landlord shall have the right to use its own construction company for Article 6 of Addendum No. I, which costs shall be at Landlord's sole cost and expense.

     B. Landlord shall bear the risk of loss to the Tenant Improvements for any space of the Leased Premises until the Lease Commencement Date for that space occurs. Tenant or Tenant's Representative(s) may inspect the Tenant Improvements at reasonable times so long as such inspections do not interfere with construction activities. Tenant, by working through Landlord regarding issues of quality, shall have the right to exercise control over space planner, architect, engineers and the construction and persons performing construction activities on the Leased Premises. Acceptance by Tenant of the Certificate of Occupancy for the Leased Premises shall indicate that Tenant accepts the Leased Premises with the Tenant Improvements as being in the condition called for by this Lease, except for those items set forth in the punch-list provided by Tenant following delivery of space to Tenant by Landlord and except defects of Tenant Improvement's which Tenant shall give notice to Landlord which Landlord will remedy in a timely fashion.

        C. The parties have executed the Work Letter Agreement (attached as Exhibit H).

     16. OCCUPANCY, LEASE COMMENCEMENT DATE:

        The Leased Premises shall be ready for occupancy on such dates that the Tenant Improvements are substantially completed in accordance with Paragraph 15 above, subject only to items which will not materially affect the use of Leased Premises for the Permitted Purpose. In the event of a delay in occupancy, this Lease shall not become void or voidable (unless such delay continues for more than one-hundred-eighty (180) days, and is not due to the fault of Tenant, in which case either party may terminate this Lease). Prior to occupying the Leased Premises, Tenant shall execute and deliver to Landlord a letter in the form attached hereto and made a part hereof as EXHIBIT D, acknowledging the Lease Commencement Date of the Leased Premises.

     17. RULES AND REGULATIONS:

        Tenant covenants that Tenant and its agents, employees, invitees, or those claiming under Tenant will at all times observe, perform and abide by all reasonable rules and regulations promulgated by Landlord, from time to time, as long as such rules and regulations do not conflict with, or unreasonably modify, any provision of this Lease. Landlord's rules and regulations in effect on the date hereof are attached hereto and made a part hereof as EXHIBIT E.

     18. PARKING:

        After HRCC vacates the Building, Tenant and its employees and invitees shall have the exclusive privilege to use the surface parking indicated on Exhibit B-1, pursuant to the rules and regulations relating to parking adopted by Landlord from time to time. Tenant and its employees and invitees shall have the exclusive privilege to use the Authorized Number of Parking Spaces as set forth in Paragraph 1.I. hereof, pursuant to the reasonable rules and regulations relating to parking adopted by Landlord from time to time. Tenant agrees not to overburden the surface parking facilities and agrees to cooperate with Landlord and other tenants in the use of such facilities. Landlord reserves the right in its reasonable discretion to determine whether parking facilities are becoming overcrowded and, in such event, to take such steps necessary to correct any condition including, but not limited to policing and towing.

     19. PERMIT:

        Tenant shall permit Landlord to enter the Leased Premises at reasonable times for the purpose of inspecting, altering and repairing the Leased Premises and ascertaining compliance by Tenant with the provisions of this Lease. During the last twelve (12) months of the Lease term, Landlord may also show the Leased Premises to prospective purchasers or renters during regular business hours and upon reasonable notice, provided that Landlord shall not unreasonably interfere with Tenant's business operations.

     20. SIGNS:

        All signs and symbols placed in the doors or windows or elsewhere about the Leased Premises, or upon any other part of the Building, including building directories, shall be subject to the reasonable approval of Landlord. Tenant, at Tenant's sole cost shall have the right to place a sign(s) on the Building and the grounds subject to Landlord's (so long as such complies with municipal codes and regulations) reasonable approval and upon termination of the Lease, Tenant shall restore the Building and the ground, to its prior condition.

        Tenant shall be entitled to place signs within the interior of the Leased Premises without having first obtained Landlord's approval. Upon expiration of this Lease, all signs installed by Tenant shall be removed and any damage resulting therefrom shall be promptly repaired, or such removal and repair may be done by Landlord and the cost thereof charged to Tenant as Rent hereunder.

     21. TENANT'S DEFAULT:

        It shall be an "Event of Default" if (i) Tenant shall fail to pay any monthly installment of Rent or any other charge or payment required of Tenant hereunder within ten (10) business days of written notice; (ii) Tenant shall violate or fail to perform any of the other material conditions, covenants or agreements herein made by Tenant, and such violation or failure shall continue for a period of twenty (20) business days after written notice thereof to Tenant by Landlord, provided, however, that if Tenant commences to cure such default within said 20 day period and cures within 90 days after written notice thereof, then such default shall not be deemed an Event of Default; (iii) Tenant shall make a general assignment for the benefit of its creditors or shall file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (iv) a proceeding is filed against Tenant seeking any relief mentioned in (iii) above which is not dismissed within sixty (60) days after filing; (v) a trustee, receiver or liquidator shall be appointed for Tenant or a substantial part of its property.

        If an Event of Default occurs, then Landlord may either:

        (i) give Tenant written notice of Landlord's intention to terminate this Lease on the date of such given notice or any later date specified therein, and on such specified date all of Tenant's and Landlord's rights and obligations under this Lease, except as expressly reserved, shall cease, Landlord's written notice shall operate as a notice to quit, and Landlord may proceed to recover possession of the Leased Premises by any lawful means, including by reentry and repossession; the obligation of Tenant to pay and the right of Landlord to recover all Rent and other charges accrued up to the time of termination or recovery of possession by Landlord, whichever is later, together with the costs of collection, including reasonable attorneys' fees, subject to Paragraph 25, shall survive termination of the Lease; or

        (ii) without further notice, except as is required by law, reenter and take possession of the Leased Premises, or any part thereof, and repossess the same as Landlord's former estate, and expel Tenant and those claiming through or under Tenant, and remove the effects of either or both without being deemed guilty of any manner of trespass, without being deemed to have elected to terminate this Lease, and without prejudice to any remedies for arrears of rent, preceding breaches of covenants, or loss of profits; after reentering and repossessing the Leased Premises without terminating this Lease, Landlord may, from time to time, without terminating this Lease, relet the Leased Premises or any part thereof, on behalf of Tenant for such term or terms and at such rent or rents, and upon such other terms and conditions, as Landlord may deem advisable in its sole reasonable discretion (including concessions, free rent and payment of commissions) with the right to make alterations and repairs to the Leased Premises.

        In the event Landlord does not elect to terminate this Lease, but on the contrary elects to take possession, then such repossession, shall not relieve Tenant of its obligations and liability under this Lease, all of which shall survive such repossession. In the event of such repossession, Tenant shall pay to Landlord as Rent all Rent which would be payable hereunder if such repossession had not occurred, less the net proceeds, if any, of any reletting or the value of Landlord's use, if any, of the Leased Premises after deducting all of Landlord's reasonable expenses in connection with such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, expenses of employees, costs of alterations, expenses or preparation for reletting, rental concessions and free rent. Tenant shall pay such Rent to Landlord on the days on which the Rent would have been payable hereunder if possession had not been retaken.

        Any damage or loss sustained by Landlord following Landlord's election to reenter and repossess the Leased Premises without terminating this Lease may be recovered by Landlord, at Landlord's option, (i) at the time of the reletting, (ii) in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or (iii) be deferred until the expiration of the term of this Lease, in which event the cause of action shall not be deemed to have accrued until the date of expiration of said term. Although Landlord has no obligation to relet the Leased Premises for Tenant's Account subject to Landlord's duty to mitigate its damages following Landlord's election to reenter and repossess the Leased Premises without terminating this Lease, if after so repossessing the Leased Premises Landlord undertakes reasonable efforts for a period of ninety days to relet the Leased Premises for Tenant's account and Landlord is unable to find a new tenant for the Leased Premises and relet the Leased Premises on behalf of the Tenant upon such terms and conditions as Landlord may deem advisable, in its sole discretion, then Landlord may, at its option exercisable by written notice and demand to Tenant, elect to accelerate all Rent due for the remainder of the Term (determined as if there had been no Event of

Default) and Tenant shall immediately pay Landlord the present value (discounted at 10%) of the Rent due for the remainder of the Term, together with all expenses and costs, including reasonable attorneys' fees, incurred by Landlord, reduced by the reasonable rental value of the Leased premises for the remainder of the term.

     In the event this Lease is terminated pursuant to the provisions of this Section, or terminated pursuant to a proceeding for possession under the Colorado Forcible Entry and Unlawful Detainer Statutes, Tenant shall remain liable to Landlord for damages in an amount equal to the Rent and other sums which would have been owing by Tenant hereunder for the balance of the Term had this Lease not been terminated plus all amounts incurred by Landlord in order to obtain possession of the Premises and relet the same, including attorneys' fees, reletting expenses, alterations and repair costs, brokerage commissions and all other like amounts. Landlord shall be entitled to collect such damages from Tenant monthly on the days on which the Rent and other amounts would have been payable hereunder if this Lease had not been terminated, and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is terminated, Landlord shall be entitled to recover forthwith against Tenant as damages for loss of the bargain and not as a penalty, an amount equal to the amount of Rent reserved in this Lease for the balance of the Term reduced to present value by a discount factor of 10% and further reduced by the reasonable rental value of the leased premises for the remainder of the term, plus all amounts incurred by Landlord in order to obtain possession of the Premises and relet the same, including attorneys' fees, reletting expenses, alterations and repair costs, brokerage commissions and all other like amounts.

     The provisions contained in this paragraph shall be in addition to and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease; provided, however, that Landlord's right to accelerate rent shall not apply to an anticipatory breach of the terms of this Lease. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law.

     Notwithstanding anything to the contrary contained herein, an Event of Default shall not occur if:

     (i) Tenant makes a general assignment for the benefit of its creditors or files a petition in bankruptcy or other reorganization, liquidation, dissolution or similar relief;

     (ii) a proceeding is filed against Tenant seeking any relief mentioned in
(i) above which is not dismissed within sixty (60) days after filing; or

     (iii) a trustee, receiver or liquidator is appointed for Tenant or a substantial part of its property,

     so long as Intelligent Electronics, Inc., performs all of Tenant's obligations under this Lease.

     22. REMOVAL OF PROPERTY:

     In an Event of Default, Landlord shall have the right, but not the obligation, to remove from the Leased Premises all personal property, fixtures, furnishings and other property located therein, and to store such property in any place selected by Landlord, including, but not limited to, a public warehouse, at the expense and risk of the owners thereof, with the right to sell such stored property seven (7) days after notice to Tenant, after it has been stored for a period of thirty (30) days or more. The proceeds of such sale shall be applied first to the cost of such sale, second to the payment of the charges for storage, if any, and third to the payment of other sums of money which may then be due from Tenant to Landlord under any of the terms hereof, the balance, if any, to be paid to Tenant.

     23. QUIET ENJOYMENT, INABILITY TO PERFORM:

     A. If, and so long as, Tenant pays Rent and keeps and performs each and every term, covenant and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Leased Premises without hindrance or molestation by Landlord, subject to the terms, covenants and conditions of this Lease and the Superior Instruments, as defined and provided in Paragraph 35 below.

     B. Landlord shall pay all taxes and assessments so as not to jeopardize Tenant's use of the Leased Premises. The foregoing notwithstanding, Landlord shall be entitled to contest any tax or assessment which it deems to be improperly levied against the Building so long as Tenant's use of the Leased Premises is not interfered with.

     C. Except as provided in this Lease, this Lease and the obligations of Tenant to pay Rent and perform all of the terms, covenants and conditions on the part of Tenant to be performed shall be in no way affected, impaired or excused because Landlord, due to Unavoidable Delay, is (a) unable to fulfill any of its obligations under this Lease, or (b) unable to make or is delayed in making any repairs, replacements, additions, alterations or decorations, or (c) unable to supply or is delayed in supplying any equipment or fixtures. Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible.

     "Unavoidable Delay" shall mean any and all delays beyond Landlord's reasonable control, including without limitation, delay caused by Tenant, governmental restrictions, governmental regulations or controls other than Landlord's failure to comply with such requirements, undue delays by governmental authorities, order of civil, military, or naval authority, governmental preemption, strikes, labor disputes, lockouts, shortages of labor or materials, inability to obtain materials or reasonable substitutes therefore, acts of God, fire, earthquake, floods, explosions, actions of the elements, extreme weather conditions, enemy action, civil commotion, riot or insurrection, delays in obtaining governmental permits or approvals or any other cause beyond Landlord's reasonable control.

     24. HOLD OVER TENANCY:

     If (without execution of a new lease or written extension) Tenant shall hold over after the expiration of the term of this Lease, Tenant may, at Landlord's election, be deemed to be occupying the Leased Premises as a tenant from month to month, which tenancy may be terminated as provided by law. During such tenancy, Tenant agrees to pay to Landlord 100% of Tenant's then current Rent as adjusted in paragraph 3 of the lease, as set forth herein, unless notified by Landlord to vacate the Premises upon termination, then the rate shall be 150% of Tenant's then current rent as adjusted in paragraph 3 of the lease, and to be bound by all of the terms, covenants and conditions as herein specified, so far as applicable. The foregoing notwithstanding, in the event Landlord and Tenant are negotiating in good faith over the extension of the Lease Term for a period exceeding the renewal period, if any, contemplated in Paragraph 39 below, Tenant shall pay Rent at the same rate as was due during the then current renewal period, for a period not to exceed sixty (60) days following the termination date of such renewal period. At the end of the sixty
(60) day period, Tenant agrees to pay to Landlord Tenant's [illegible in original] of Building Operating costs and 150% of the then current Rent until Tenant's occupancy is terminated.

     25. ATTORNEYS' FEES:

     In the event suit is brought for the recovery of any Rent due under this Lease, or for the breach of any covenant or condition of this Lease, or for the restitution of the Leased Premises to Landlord and/or eviction of Tenant during said term, or after the expiration thereof, the party prevailing in any such legal action shall be entitled to an award for all legal costs and expenses, including, but not limited to, a reasonable sum for attorneys' fees.

     26. AMENDMENT, WAIVER:

     This Lease constitutes the entire agreement between the parties. This Lease shall not be amended or modified except in writing by both parties, certified and sealed by Tenant's acting corporate secretary. No covenant or term of this Lease shall be waived except with the express written consent of the waiving party whose forbearance or indulgence in any regard shall not constitute a waiver of such covenant or term. Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment to this Lease.

     27. NOTICES:

     All notices required by this Lease shall be in writing, sealed in an envelope and delivered in person, or mailed by U.S. Registered or Certified mail, return receipt requested, postage prepaid, to the address specified below:

     A. If intended for Landlord:

            Quebec Court Joint Venture No. 2
            6312 S. Fiddler's Green Circle, #350N
            Englewood, Colorado 80111
            Attn: Property Manager

         B. If intended for Tenant:

            Intelligent Advanced Systems, Inc.
            5700 S. Quebec Street
            Englewood, Colorado 80111
            Attn: Vice President of Finance

         C. With copy to:

            Intelligent Electronics
            411 Englewood Boulevard
            Exton, PA 19341
            Attn: Corporate Counsel

or to such other addresses as either party designates by notice, as provided in this paragraph, to the other party, from time to time. Notice shall be effective as of the date actually received or the date the acceptance is refused by the recipient.

     28. BINDING EFFECT, GENDER:

         Subject to the provisions in Paragraph 12, this Lease shall be binding upon and inure to the benefit of the parties and their successors and assigns. It is understood and agreed that the terms "Landlord" and "Tenant" and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto.

     29. ADDENDA AND ATTACHMENTS:

         The typewritten addenda, exhibits or supplemental provisions, if any, attached or added hereto, are made a part of this Lease by reference and the terms thereof shall control over any inconsistent provisions in the paragraphs of this Lease.

     30. LIMITATION OF LANDLORD'S LIABILITY/INDEMNIFICATION:

         The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, or shareholders of Landlord, and Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets of the Landlord for satisfaction of any liability in respect to this Lease and will not seek recourse against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for such satisfaction or for any deficiency judgement should Tenant be unable to satisfy any liability owed to it.

         Landlord shall not be liable to Tenant or to Tenant's employees, agents or visitors, or to any other person or entity, whomsoever, for any injury to person or damage to or loss of property on or about the Leased Premises or the Building caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any other person entering the Building under the express or implied invitation of Tenant, or arising out of the use of the Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations hereunder or resulting from any other cause except Landlord's negligence, and Tenant hereby agrees to indemnify Landlord and hold it harmless from any loss, expenses or claims arising out of such damage or injury.

     31. LANDLORD'S RESERVED RIGHTS:

         Without notice and without liability to Tenant, Landlord shall have the right to:

         (1) Change (i) the name of the Building, and (ii) the street address of the Building if required to do so by an appropriate authority;

         (2) Install and maintain reasonable signs on the exterior of the Building;

         (3) Make reasonable rules and regulations as, in the judgment of Landlord, may from time to time, be needed for the safety of the tenants, the care and cleanlineness of the Building, and the preservation of good order therein. Tenant shall be notified in writing when each such rule and regulation is promulgated;

         (4) Grant utility easements or other easements to such parties, or replat, subdivide or make such other changes in the legal status of the land underlying the Building, as Landlord shall deem necessary, provided such grant or changes do not substantially or materially interfere with Tenant's use of the Leased Premises as intended under this Lease; and

         (5) Sell the Building and assign this Lease to the purchaser (and upon such assignment be released from all of its obligations under this Lease which accrue after such assignment). Tenant agrees to attorn to such purchaser, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure or otherwise and to recognize such person as Landlord under this Lease, as provided more fully in Paragraph 35 below.

     32. OFFSET STATEMENT:

         Within twenty (20) days after request therefore by either party or its agents, successors or assigns, the other party shall deliver, in recordable form, a certificate to any proposed mortgagee or purchaser, or to the requesting party or parties identified by the requesting party, together with a true and correct copy of this Lease, certifying, if applicable (i) that this Lease is in full force and effect, without modification, (ii) the amount, if any, of prepaid rent and security deposit paid by Tenant to Landlord, (iii) that the other party as of the date of the certificate, has performed all of its obligations due to be performed under this Lease and that there are no defenses, counterclaims, deductions or offsets outstanding, or other excuses for the other's performance under this Lease, or stating those claimed by Tenant, and (iv) any other fact reasonably requested by either parties' or such proposed mortgagee or purchaser, which does not modify or conflict with either parties' rights under this Lease. The other party's failure to deliver said statement in time shall be conclusive upon the requesting party: (a) to the best knowledge of the other party, that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are no uncured defaults in Landlord's performance and Tenant has no right of offset, except as set forth in Section 3.A hereof, counterclaim defenses or deduction against Rent or Landlord hereunder; and (c) that no more than one period's rent has been paid in advance.

     33. ACCORD AND SATISFACTION:

         No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease will give rise to, or support, or constitute an accord and satisfaction, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise), unless Landlord previously agrees to an accord and satisfaction in a separate writing duly executed by the appropriate persons. Landlord may receive and retain absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary.

     34. SEVERABILITY:

         The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by law. If any term hereof shall be finally held to be invalid or unenforceable, the parties agree that such term shall be stricken from this Lease, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to or otherwise affect any other term of this Lease, and the unaffected terms hereof shall remain in full force and effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein. The above notwithstanding, if any provision of this Lease shall be finally held to be invalid or unenforceable, and such term substantially and adversely affects the amount of Rent to be received by Landlord, or the nature of its obligations to Tenant, or otherwise affects the economic bargain agreed to by Landlord in this Lease, Landlord shall have the additional option of terminating this Lease. Such right shall be exercised, if at all, by delivering notice to Tenant within thirty (30) days after any final judgment declaring a provision of this Lease invalid or unenforceable, stating a date of termination no sooner than ninety (90) days from such notice.

     35. SUBORDINATION:

         The rights of Tenant hereunder are, and shall be, at the election of any mortgagee, subject and subordinate to the lien of any deeds of trust, mortgages, the encumbrance of any leasehold financing, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building of which the Leased Premises are a part, and to all advances made, or hereafter to be made upon the security thereof (hereafter referred to as the "Superior Instruments"). The foregoing notwithstanding, for any liens or Superior Instruments filed of record after the execution of this Lease, the rights of Tenant under this Lease shall not be subject or subordinated to such liens or Superior Instruments unless the holders thereof execute an agreement in form and substance similar to the agreement attached hereto as EXHIBIT F (the "Subordination, Nondisturbance and Attornment Agreement"). If requested, Tenant agrees to execute whatever reasonable documentation may be required to further effectuate the provisions of this paragraph.

There are no superior instruments in existence as of Lease execution.

          Tenant agrees to attorn to any purchaser of the Building, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure, in return for and upon delivery to Tenant by such purchaser or mortgagee, as the case may be, of an agreement substantially in the form of the Subordination, Nondisturbance and Attornment Agreement.

     36.  TIME:

          Time is of the essence hereof.

     37.  APPLICABLE LAW:

          This Lease shall be construed according to the laws of the State of Colorado and venue shall be in Arapahoe County, Colorado.

     38.  BROKER'S INDEMNIFICATION:

          As part of the consideration for the entering into this Lease, Tenant and Landlord represent and warrant to each other that no broker or agent negotiated or was instrumental in the negotiation or consummation of this Lease except the Broker of Record, and Tenant and Landlord agrees to indemnify each other against any loss, expenses, cost or liability incurred by the other as a result of a claim by any broker or finder claiming through either party.

     39.  RENEWAL OPTIONS:

          Landlord hereby grants Tenant one (1) option to extend the term of the Lease for a seven (7) year period. Except as provided herein, each option is granted on the same terms and conditions provided for in the Lease, except for the Rent, and Lease Term. Tenant shall accept the Leased Premises in its then "as-is" condition except for improvements mentioned below and accept further that no concessions or other privileges granted to Tenant as provided in the Lease or any addendum thereof, shall be granted to Tenant during the extension period. The Rent for the extension period shall be as follows:

                                    MONTHLY                  ANNUAL RENT
     PERIOD                         RENT                     PER SQUARE FOOT
     ------                         ---                      ---------------
Option 1/1/02-12/31/08              95% of FMRV              95% of FMRV


          Such option to extend may be exercised only (i) upon written notice by Tenant, certified and sealed by Tenant's acting corporate secretary on or before six (6) months prior to the end of the Lease Term; and (ii) if Tenant is not in default under the Lease, both at the time the option is exercised and at the time the extension period begins.

          The extension shall be at the Fair Market Rental Value (FMRV), and upon all other terms and provisions of this Lease, except no concessions or other privileges as provided in the Lease or any addendum thereto, shall apply to the extension period. FMRV shall be the Rent calculated at the then prevailing rate for similar space in comparable buildings located in the market area in which the Building is located, taking into account that the then prevailing rate shall be the prevailing rate charged by Landlord for renewal terms and not the prevailing rate charged by Landlord for the initial term of a lease, with Landlord to provide a fair market improvement allowance for a renewal.

          Said FMRV shall be declared by the Landlord in writing to the Tenant seven (7) months prior to the termination of the Lease. Tenant shall have thirty
(30) days after Tenant notifies Landlord in writing of its intent to exercise its option to renew the Lease Term in which to dispute, in writing, Landlord's finding of FMRV, and failing such timely notice of dispute, Landlord's declared FMRV shall be deemed to be accepted by both parties. If within ten (10) working days of Tenant's registering its dispute of Landlord's declaration the parties have not agreed upon FMRV, it shall be established by arbitration under the rules of the American Arbitration Association then in effect. The parties hereto agree to prevail upon the American Arbitration Association to select qualified real estate brokers, appraisers or building managers to comprise the arbitration panel, and agree further that the FMRV established by the arbitration panel shall be binding. In the event the results of the arbitration are not known by the commencement of the option period, Tenant shall pay a rental equal to the Rent, as adjusted in accordance with Paragraph 3 of the Lease, payable in the month immediately preceding the termination of the Lease until such time as the FMRV has been established by the arbitration panel. Any adjustments necessitated by the determination of the arbitration panel shall be made forthwith, and the appropriate difference in payment, or refund, shall be paid within ten (10) days of the determination by the arbitration panel.

     40.  SECURITY DEPOSIT:  "Intentionally Deleted"

     41.  MOVING CARRIERS:

          Tenant agrees that prior to selecting a carrier to move Tenant's property on or off the Leased Premises, Tenant shall (i) ascertain that such carrier is registered with the Interstate Commerce Commission and (ii) obtain the consent of Landlord to use such carrier, which consent shall not be unreasonably withheld. A valid reason for withholding consent shall include, but not be limited to, Landlord's previous experience with the carrier.

     42.  GUARANTEE:

          Tenant agrees that at the time of execution of the Lease, Intelligent Electronics, Inc., shall provide a Guarantee of Lease which is acceptable to Landlord in the form provided in EXHIBIT G attached hereto and made a part hereof.

     43.  SUBSTITUTE PREMISES:  "Intentionally Deleted"

     44.  OTHER:

          This Lease is executed as of the date first above written.

                                      TENANT: Intelligent Advanced Systems, Inc.
                                              a Delaware corporation

                                      By:     /s/ Gregory A. Pratt
                                              ----------------------------------
                                              Gregory A. Pratt, President
                                              (Printed Name & Title)

--------------------------------------------------------------------------------

                                 ACKNOWLEDGMENT
                                 --------------

STATE OF PENNSYLVANIA )
                      )ss.
COUNTY OF CHESTER     )

     The foregoing instrument was acknowledged before me on this 14th day of June, 1994, by Gregory A. Pratt as President of Intelligent Advanced Systems, Inc.

Witness my hand and official seal.

                                     x    /s/  Paula C. Worn
                                     -----------------------------------------
                                     NOTARY PUBLIC

                                     -----------------------------------------
                                                     Notarial Seal
(Printed Name of Notary)                    Paula C. Worn, Notary Public
                                             Uwchian Twp. Chester County
(S E A L)                                 My Commission Expires Jan. 8 1996
                                     -----------------------------------------
                                         Member, Pennsylvania Association
                                         of Notaries

                                     (Notary's Address)

                                     MY COMMISSION EXPIRES: __________________

--------------------------------------------------------------------------------

                                     LANDLORD: QUEBEC COURT JOINT VENTURE NO. 2,
                                               a Colorado joint venture

                                     BY: COLTEL I, INC., a Delaware corporation
                                         Joint Venturer

                                     By: /s/ Jerry L. Davidson
                                         ---------------------------------------
                                         Jerry Davidson, Senior V.P., Eastdil
                                         Advisors, Inc., Managing Agent

--------------------------------------------------------------------------------

                                 ACKNOWLEDGMENT
                                 --------------

STATE OF COLORADO     )
                      )ss.
COUNTY OF [Illegible on original] )


     The foregoing instrument was acknowledged before me on this 22 day of June, 1994, by Jerry Davidson as Senior Vice President, Eastdil Advisors, Inc., Managing Agent.

Witness my hand and official seal.

                                     x   /s/  Pauline A. Wooster
                                     -------------------------------------------
                                     NOTARY PUBLIC

                                     Pauline A. Wooster
                                     -------------------------------------------
                                     (Printed Name of Notary)

(S E A L)
                                     6200 S. Syracuse Way Annex
                                     -------------------------------------------
                                     Engiewood, CO 80111
                                     -------------------------------------------
                                     (Notary's Address)
                                                          MY COMMISSION EXPIRES:
                                     MY COMMISSION EXPIRES:    March 1, 1997
                                                           ---------------------

                                 ADDENDUM NO. I

     To Lease dated May 12, 1994 between Intelligent Advanced Systems, Inc., a Delaware corporation as Tenant, and QUEBEC COURT JOINT VENTURE, NO. 2 as Landlord.

1. Relocation and Improvement Allowance:

     Landlord agrees to provide Tenant with a relocation and improvement allowance ("Allowance") of $1,298,000 of which Tenant shall have the right to expend as it sees fit for any and all costs associated with moving, analysis, design, purchase, construction and installation of materials, furniture, fixtures and equipment that Tenant desires to make in the Building including any relocation and ancillary costs associated with the occupancy. Beginning June 1, 1994, on the first business day of June, 1994 and on the first business day of each succeeding month thereafter, out of the funds and allowances to be provided by Landlord under the terms of this Lease, upon presentation of any invoice approved by Tenant or its authorized representative and upon receipt by Landlord of appropriate invoice related lien waivers from the general contractor and/or subcontractors, Landlord shall pay such invoices. If Tenant elects to have the Landlord build out the space according to the final space plan approved by the parties, Tenant shall notify Landlord of any funds expended out of the Allowance with the remainder of such funds available for construction. In addition, in the event any excess tenant improvements are requested by Tenant, John Madden Company, per a separate Letter Agreement, agrees to provide up to $500,000 in excess Tenant Improvement Allowance. Landlord shall have no liability for any amount of excess Tenant Improvement Allowance to be provided by John Madden Company per the separate Letter Agreement. This Lease shall not be contingent upon such excess Tenant Improvement Allowance, and the failure of the John Madden Company to provide such excess Tenant Improvement Allowance shall not be deemed to be a default of the Lease.

2. Rent:

     Except as otherwise provided for in Paragraph 2B of the Lease, Tenant's Rent beginning 8/1/94 shall be based upon the square footage occupied by Tenant and shall exclude Suite 320 occupied by Human Resource Company of Colorado of approximately 7,942 rentable square feet.

3. Early Possession:

     Tenant may have the right to early possession with the ability to occupy the space any time after lease execution for purposes of evaluation, design construction and operation of business. Early occupancy shall be under the terms of the lease except rent, which shall be at [Illegible] per year which shall not commence prior to August 1, 1994.

4. Greenwood Athletic Club:

     Landlord shall provide Intelligent Advanced Systems, Inc. with a $10,000.00 credit for membership at the Club.

5. Existing Lease:

     Tenant and Landlord agree that the Lease between Quebec Joint Venture No. 2 and Intelligent Advanced Systems, Inc., dated August 10, 1993 and amended by the First Amendment to Office Lease dated November 19, 1993 shall become null and void upon full execution of this Lease and said space shall become a part of this Lease.

6. Improvements to Building:

     Notwithstanding anything to the contrary contained in Exhibit H, Landlord agrees to make initial upgrades and improvements to the Building, at Landlord's sole cost and expense up to $135,000.00 (which costs shall not be added into Building Operating Costs), which upgrades and improvements shall be substantially in compliance with recommended upgrades and modifications in Paragraphs 4 through 6 of the attached Exhibit J with reasonable approval of design, materials and workmanship to be by Mark Clark of Michael J. Hutchinson & Associates, 1737 Central Street, Denver CO 80211. Landlord shall bear all responsibility and all costs as part of the $135,000.00 referenced above for ensuring that all Building Systems, materials and components referenced in Exhibit H, Paragraph 2.03 shall comply with code and regulations of the governing public authority. In addition, Landlord shall contribute up to a $30,000.00 allowance for the upgrade of the entrance, lobby and common areas of the building, which costs shall not be added to Building Operating Expenses and Landlord shall at Landlord's sole cost and expense, upgrade/retrofit the existing lighting system with new electronic ballasts and T8 lamps, which costs shall not be added to Building Operating Expenses such that the level of quality and energy savings shall comply with building code. Such retrofit/upgrade shall be subject to reasonable review and approval of Tenant's electrical engineer, Mark Clark of Michael J. Hutchinson & Associates, and all costs associated with such upgrade work shall be at no cost to Tenant and shall not be included as a part of the $135,000 expenditure limitation referenced above not added to Building Operating Expense.

 7. Electrical Engineering:

     Mark Clark of Michael J. Hutchinson & Associates shall perform all electrical engineering and design associated with all work outlined in Exhibit J, plus all Tenant Improvement Work, at Tenant's discretion. In addition, Michael J. Hutchinson & Associates shall have the right to review, refer and approve the electrical subcontractor performing the scope of work outlined in Exhibit J, and other improvements for Tenant, regarding such subcontractor's qualifications, pricing (including overtime wages) materials to be installed and work procedures and equipment used as well as having the right to approve the Contractor's supervision and control of the electrical subcontractor regarding the work to be performed.

 8. Space Planning Allowance:

     Landlord shall provide to Tenant a space planning allowance of $.10/RSF payable as specified upon written request by Tenant.

 9. Compliance with Laws:

     See Exhibit K attached hereto and made a part hereof.

10. Joint Venture:

     The ownership of the building is a joint venture between the John Madden Company and a TREET (Telephone Real Estate Equity Trust) for the AT&T Pension Fund.

11. Landlord's Consent:

     Whenever Landlord's consent is required during the lease term, it should not be unreasonable withheld, delayed or conditioned by Landlord.

12. Satellite Device:

     Tenant shall have the right to place a satellite dish upon the roof subject to [Illegible on original] approval of Landlord and approval by municipal authority, [Illegible on original] to Satellite Letter Agreement #1 to be executed by both parties.